EXHIBIT 4.3
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

          NDS GROUP PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, England
(Address of Principal Executive Offices)

Securities Act registration statement file number to which this form relates:333-11086.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

☑

Securities to be registered pursuant to Section 12(b) of the Act:

   None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

    Series A Ordinary Shares
(Title of Class)

American Depositary Shares, each representing
    one Series A Ordinary Share
(Title of Class)

-E.13-

Item 1. Description of Registrant’s Securities to be Registered

Description of American Depositary Shares.

Incorporated by reference to the information set forth under the heading “Description of American Depository Receipts” contained in the Registration Statement on Form F-1 (File No.333-11086) as filed with the Securities and Exchange Commission on November 4, 1999, and as such Registration Statement may be thereafter amended.

Description of the Ordinary Shares.

Incorporated by reference to the information set forth under the heading “Description of Share Capital” contained in the Registration Statement on Form F-1 (File No.333-11086) as filed with the Securities and Exchange Commission on November 4, 1999, and as such Registration Statement may be thereafter amended.

Item 2. Exhibits

(a)	Copy of specimen of certificate representing Series A Ordinary Shares of NDS.

(b)	Memorandum and Articles of Association of NDS, including all amendments as of November 1, 1999.

(c)
Form of Deposit Agreement among NDS, The Bank of New York and the Owners and Beneficial Owners of American Depositary Receipts representing American Depositary Shares of NDS each representing one Series A Ordinary Share, together with Exhibit A thereto which is the Form of American Depositary Receipts representing such American Depositary Shares.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 4, 1999

NDS GROUP PLC

By:	/s/ Abraham Peled
Name: Abraham Peled Title: Chief Executive Officer

-E.14-

Description of Shares from Articles of Association

SHARE CAPITAL

3.	Authorised share capital
(1)
The authorised share capital of the Company at the date of adoption of these articles is £42,000,002 and US$ 1,000,000 divided into 42,000,002 deferred shares of £1 each (“deferred shares”), 48,000,000 Series A ordinary shares of US$0.01 each (“A ordinary shares”) and 52,000,000 Series B ordinary shares of US$0.01 each (“B ordinary shares”).

Ordinary Shares
(2)
The A ordinary shares and the B ordinary shares (together referred to as “ordinary shares”) shall rank pari passu in all respects and shall carry the same rights, including as to participation in the profits and assets of the Company, as if they formed a single class of shares, except as otherwise expressly stated in these articles.

Voting
(3)
On any resolution put to the vote at a general meeting on a show of hands every holder of ordinary shares who is present in person or, not being himself a holder of ordinary shares, by proxy shall have one vote and on any resolution put to the vote on a poll:

(a) every holder of an A ordinary share who is present in person or by proxy shall have one vote for every such share of which he is the holder; and
(b) every holder of a B ordinary share who is present in person or by proxy shall have ten votes for every such share of which he is the holder.
Voluntary conversion of B ordinary shares
(4)
A holder of a B ordinary share may at any time convert that share into an A ordinary share by giving notice in writing (a “conversion notice”) to the Company at the office, accompanied by the certificate relating to the B ordinary share. If the certificate relates to more than one B ordinary share, the conversion notice shall specify the number of shares to be so converted. A conversion notice shall have effect on the date on which it is received at the office or on such later date as may be specified in the conversion notice. Once lodged a conversion notice may not be withdrawn without the consent in writing of the Company. Within 28 days after the date on which the conversion has effect, the Company shall send to the holder of the relevant shares, at his own risk, free of charge, a certificate for the appropriate number of A ordinary shares and a new certificate for any unconverted B ordinary shares comprised in any certificate surrendered by him.

         Mandatory conversion of B ordinary shares

(5)
A B ordinary share shall automatically be converted into an A ordinary share on the occurrence of a Mandatory Conversion Event (as defined below) in relation to that share. The holder of a B ordinary share shall notify the Company in writing immediately on his becoming aware of such occurrence, but the directors may at any time determine that a Mandatory Conversion Event has occurred on a particular date in relation to any B ordinary share and if they do so their determination shall be conclusive. A holder of a B ordinary share shall promptly provide all such information as the directors may request in writing and is available to him for the purpose of determining whether a Mandatory Conversion Event has occurred and, if so, the date on which it occurred. If a Mandatory Conversion Event occurs in relation to any B ordinary share the holder shall surrender to the Company the certificate relating to that share. Within 28 days of surrender of the certificate, the Company shall send to the holder of the relevant shares, at his own risk, free of charge, a definitive certificate for the appropriate number of A ordinary shares.

-E.15-

For these purposes a “Mandatory Conversion Event” means, in respect of any B ordinary share for the time being in issue, any sale, transfer or other disposal, or any other transaction or event as a result of which that share is not beneficially owned by (i) The News Corporation Limited, a company incorporated in South Australia, or (ii) any company which is a successor to The News Corporation Limited by reason of one or more reorganisations or reconstructions or (iii) any undertaking which is for the time being a subsidiary undertaking of The News Corporation Limited or any such successor to it.

         Other conversion provisions

(6)
On any conversion of a B ordinary share, that share shall be redesignated as an A ordinary share. On the conversion into A ordinary shares of all the B ordinary shares in issue immediately before such conversion all the A ordinary shares (both issued and unissued) and any B ordinary shares as then are unissued shall be automatically redesignated as “ordinary shares”.

         Provisions applicable up to conversion

(7)	So long as any B ordinary shares are in issue:
(a)
the Company shall not consolidate, sub-divide or otherwise reorganise either the A ordinary shares or the B ordinary shares unless as a result of such consolidation, sub-division or other reorganisation the par value of each A ordinary share and each B ordinary share remains the same;

	(b)	any variation of the special rights attaching to the A ordinary shares or the B ordinary shares shall be deemed to be a variation of the special rights attaching to the other class of ordinary shares;
(c)
the Company shall not allot or issue, or grant (or permit any of its subsidiaries to grant) any right to subscribe for or to convert into, any B ordinary share except to (i) The News Corporation Limited or (ii) any company which is a successor to The News Corporation Limited by reason of one or more reorganisations or reconstructions or (iii) any undertaking which is for the time being a subsidiary undertaking of The News Corporation Limited or any such successor to it or (iv) a nominee for any such person as is referred to in (i) to (iii) of this sub-paragraph; and

(d)
Without such consent or sanction on the part of the holders of the A ordinary shares as is required for a variation of the special rights attaching to those shares, the Company shall not allot or issue, or grant (or permit any of its subsidiaries to grant) any right to subscribe for or to convert into, any B ordinary share except as follows:

(i)
on any issue of additional ordinary shares to holders of ordinary shares under article 114 the Company shall issue B ordinary shares to the holders of B ordinary shares at the same time, on the same basis and in the same proportion as it issues A ordinary shares to the holders of A ordinary shares;

(ii)
if the Company offers on a pro rata basis (as nearly as practicable) to holders of ordinary shares any ordinary shares for subscription by way of a rights issue, open offer or similar offer, the Company may offer B ordinary shares to the holders of B ordinary shares at the same time, on the same basis and in the same proportion as it offers A ordinary shares to the holders of A ordinary shares;

(iii)
if the Company or any of its subsidiaries issues or offers to issue on a pro rata basis (as nearly as practicable) to the holders of ordinary shares any securities which confer rights to subscribe for, or to convert into, additional ordinary shares, the Company may make the issue or offer of those securities (or procure the relevant subsidiary to do so) on terms that the additional ordinary shares which may be issued on exercise of such rights by a holder of B ordinary shares shall be B ordinary shares but otherwise such securities shall confer the same rights as those issued or offered to the holders of A ordinary shares and the issue or offer shall be made at the same time, on the same basis and in the same proportion as that made to the holders of A ordinary shares; or

-E.16-

(iv)	pursuant to article 113.

         Deferred shares

(8)	The deferred shares shall have the following rights and be subject to the following restrictions:
(a)
a deferred share shall entitle its holder on a return of capital on a winding up (but not otherwise) to repayment of the amount paid up on that share but only after the payment or repayment to each holder of an ordinary share of a sum equal to the capital paid up on that share plus an additional sum of US$ 1,000,000 (or the sterling equivalent of that sum, calculated at the date of payment); and

(b)
a deferred share shall not entitle its holder to receive any dividend or other distribution out of the profits or assets of the Company or to receive notice of, or to attend or vote at, any general meeting of the Company.

4.	Rights attached to shares

Subject to the provisions of the Statutes and to the rights conferred on the holders of any other shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution decide or, if no such resolution is in effect or so far as the resolution does not make specific provision, as the board may decide.

5.	Unissued shares

Subject to the provisions of the Statutes, these articles and any resolution of the Company, the board may offer, allot (with or without conferring a right of renunciation), grant options over or otherwise deal with or dispose of any unissued shares (whether forming part of the original or any increased capital) to such persons, at such times and generally on such terms as the board may decide.

6.	Authority to allot relevant securities

The Company may from time to time pass an ordinary resolution referring to this article and authorising, in accordance with section 80 of the Act, the board to exercise all the powers of the Company to allot relevant securities and:

(a)
on the passing of the resolution the board shall be generally and unconditionally authorised to allot relevant securities (as defined for the purposes of that section) up to the nominal amount specified in the resolution; and

(b) unless previously revoked the authority shall expire on the day specified in the resolution (not being more than five years after the date on which the resolution is passed),

but any authority given under this article shall allow the Company, before the authority expires, to make an offer or agreement which would or might require relevant securities to be allotted after it expires.

7.	Dis-application of pre-emption rights
(1)
Subject to the board being generally authorised to allot relevant securities in accordance with section 80 of the Act, the Company may from time to time resolve by a special resolution referring to this article that the board be given power to allot equity securities for cash and, on the passing of the resolution, the board shall have power to allot (pursuant to that authority) equity securities for cash as if section 89(1) of the Act did not apply to the allotment, and unless previously revoked that power shall expire on the date (if any) specified in the special resolution or, if no date is specified, at the conclusion of the next annual general meeting of the Company but the Company may before the power expires make an offer or agreement which would or might require equity securities to be allotted after it expires.

-E.17-

(2)	For the purposes of this article “equity security” and “relevant share” have the meanings given to them in section 94 of the Act.
8.	Power to pay commission and brokerage
The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Statutes.
9.	Power to increase, consolidate, sub-divide and cancel shares
(1)	Subject to any rights conferred on the holders of any class of shares, the Company may by ordinary resolution:
(a) increase its capital by the creation of new shares of such amount as the resolution prescribes;
(b) consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
(c)
sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association or these articles, but so that the proportion between the amount paid up and the amount (if any) not paid up on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(d)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(2)
A resolution by which any share is sub-divided may determine that, as between the holders of the shares resulting from the sub-division, one or more of the shares may have such preferred or other special rights, or may have such qualified or deferred rights or be subject to such restrictions, as compared with the other or others, as the Company has power to attach to new shares.

(3)
If as a result of any consolidation of shares any members would become entitled to fractions of a share, the board may deal with the fractions as it thinks fit and in particular may (on behalf of those members) sell the shares representing the fractions to any person (including, subject to the provisions of the Statutes, the Company) and distribute the net proceeds of sale in due proportion among those members (except that any proceeds less than a sum fixed by the board may be retained for the benefit of the Company). For the purpose of any such sale the board may authorise some person to transfer the shares to or as directed by the purchaser, who shall not be bound to see to the application of the purchase money; nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings relating to the sale.

10.	Power to issue redeemable shares
Subject to the provisions of the Statutes any share may be issued which is to be redeemed or is liable to be redeemed at the option of the Company or the shareholder.
11.	Power to purchase own shares

Subject to the provisions of the Statutes and to any rights conferred on the holders of any class of shares, the Company may purchase all or any of its shares of any class, including any redeemable shares.

12.	Power to reduce capital

Subject to the provisions of the Statutes and to any rights conferred on the holders of any class of shares, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

-E.18-

13.	Trusts not recognised

Except as required by law or these articles, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required to recognise (even when having notice of it) any interest in or in respect of any share, except the holder’s absolute right to the entirety of the share.

-E.19-